EXHIBIT 99.4

PURCHASE AND OPTION AGREEMENT

THIS PURCHASE AND OPTION AGREEMENT (this “Agreement”) is made and entered into as of December 29, 2011, by and between John Jodlowski, an individual residing in Colorado (“Purchaser”), and West Coast Opportunity Fund LLC, a Delaware limited liability company (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of 12,994,823 shares of the common stock, $0.001 par value per share (the “Common Stock”), of American Defense Systems, Inc., a Delaware corporation (the “Company”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 4,569,510 shares of the Company’s Common Stock (the “Shares”) in accordance with the terms and conditions hereof; and

WHEREAS, Purchaser desires to grant to Seller, and Seller desires to accept from Purchaser, the option to purchase up to 1,598,082 shares of the Company’s Common Stock (the “Option Shares”) from Purchaser in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser, and Purchaser hereby purchases from Seller, the Shares.

2. Purchase Price; Payment; Delivery of Shares. The total purchase price for the Shares shall be an amount equal to $105,000. Simultaneous with the execution and delivery of this Agreement, (a) Purchaser shall (i) pay to Seller $65,000 by check or wire transfer of immediately available funds to an account designated by Seller, and (ii) issue to Seller a promissory note in the form attached hereto as Exhibit A in the amount of $40,000; and (b) Seller shall deliver to the Purchaser, at or promptly following the Closing, one or more original stock certificates evidencing the Shares being sold hereunder, together with such stock powers, assignment instruments, and irrevocable instructions to the Company’s transfer agent as may be necessary to vest good title to the Shares in Purchaser’s name, subject to existing restrictions on transfer under applicable federal securities laws.

3. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

(a) Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation. Seller has full power, authority and legal capacity to execute and deliver this Agreement and to perform Seller’s obligations hereunder. The execution, delivery and performance by Seller of this Agreement have been duly approved by the managers, board of directors or comparable governing body of Seller. West Coast Asset Management Inc. (the “Managing Member”) is the managing member of Seller and has authority to bind Seller hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

(b) Seller is the sole record owner of the Shares.

(c) Seller has good and valid title to the Shares, free and clear of all liens, encumbrances and restrictions on transfer. Neither the Seller, the Company nor the Shares is subject to any stockholders’ or similar agreement that would in any way restrict or limit the transfer of the Shares by Seller to Purchaser. No provision in Seller’s certificate of formation or limited liability company agreement restricts or limits in any way the transferability of the Shares pursuant to this Agreement.

(d) The execution, delivery and performance of this Agreement (including without limitation the transactions contemplated under Section 5) will not, directly or indirectly, with or without notice or lapse of time: (i) violate any law or regulation to which Seller or the Shares is subject; (ii) violate the formation documents, limited liability company agreement or any other organizational document of Seller; (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any contract or agreement to which Seller is a party or by which Seller or the Shares is bound; or (iv) result in the imposition of any lien or encumbrance on the Shares. Except for filings that may be required under the Securities Exchange Act of 1934 and any administrative requirements of the Company’s transfer agent in order to effect the transfer to Purchaser of record title to the Shares, Seller need not notify, make any filing with, or obtain any consent of, the Company or any other third party in order to execute, deliver and perform this Agreement.

(e) Seller has no liability for any fee, commission or payment to any broker, finder or agent with respect to the transactions described in this Agreement.

4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

(a) Purchaser is acquiring the Shares hereunder for his own account for investment and not with a view toward, or in connection with, any distribution or resale thereof.

(b) Purchaser has sufficient knowledge and experience in financial, tax and business matters to evaluate the merits and risks associated with the purchase of the Shares and to make an informed investment decision with respect thereto.

(d) Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(e) Purchaser (i) has not received from Seller any “material nonpublic information” (as such term is defined for purposes of Section 10b(5) of the Securities Exchange Act of 1934, as amended) with respect to the Company, (ii) is not in possession of any material nonpublic information with respect to the Company that was received from any other source, and (iii) and is not making its decision to purchase the Shares on the basis of or by reference in any way to any material nonpublic information whatsoever with respect to the Company.

5. Option.

(a) Purchaser herby grants to Seller the option to purchase the Option Shares (the “Option”) at a purchase price of $0.075 per share (the “Option Purchase Price”), vesting on the six-month anniversary of the date hereof and expiring December 31, 2012 (the “Option Period”).

(b) The Option may be exercised by the delivery of written notice or email (each an “Option Notice”) by the Seller to the Purchaser during the Option Period, specifying a purchase date that is within the Option Period (each an “Option Purchase Date”) and the number of Option Shares for which the Option is then being exercised. The Option may be exercised in whole or in part; provided that minimum proceeds to Purchaser of $25,000 shall be required in connection with each such exercise. If the Option is not exercised for all Option Shares before the expiration of the Option Period, it shall terminate as to the maximum number of Option Shares for which the Option is then exercisable as of the expiration of the Option Period and shall thereafter be void.

(c) On an Option Purchase Date, (a) Seller shall pay to Purchaser the applicable Option Purchase Price for the number of Option Shares being purchased by wire transfer of immediately available funds to an account designated by Purchaser; and (b) Purchaser shall deliver to Seller DTC shares, representing such Option Shares, together with such additional documents, stock powers and assignment instruments as may be necessary to vest good title to such Option Shares in Seller’s name. As of each Option Purchase Date, Seller shall be deemed to have made the representations and warranties to Purchaser set forth in Section 4 above as if Seller were “Purchaser” therein, mutatis mutandis, and Purchaser shall be deemed to have made the representations and warranties to Seller contained in Section 3 above as if Purchaser were “Seller” therein, mutatis mutandis, each as if the term “Shares” included the Option Shares being purchased on such date.

(d) Notwithstanding the foregoing provisions of this Section 5, the exercise of the Option is contingent upon (A) Seller qualifying as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act at the time of such exercise, and (B) the consummation of such exercise and the transfer of Shares not, directly or indirectly, violating any law or regulation to which Purchaser or the Shares is subject (including without limitation the Securities Act).

6. Indemnification.

(a) Subject to the other terms and conditions of this Section 6, Seller will indemnify and hold harmless Purchaser, and its and his representatives, from and against any and all claims, damages, losses, law suits, arbitration or administrative proceedings, liabilities, penalties, fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (collectively, “Losses”), directly or indirectly, relating to or arising from: (i) any breach, or any allegation of any third party that, if true, would be a breach, of any representation or warranty made by Seller, in this Agreement; or (ii) any breach of any covenant or agreement of Seller, as the case may be, in this Agreement.

(b) Subject to the other terms and conditions of this Section 6, Purchaser will indemnify, defend, and hold harmless Seller and their representatives, from and against any and all Losses, directly or indirectly, relating to or arising from: (i) any breach of any representation or warranty made by Purchaser in this Agreement; or (ii) any breach of any covenant or agreement of Purchaser in this Agreement.

(c) All representations, warranties, covenants and agreements of Purchaser and Seller in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the execution and delivery of this Agreement and the closing of the transactions described herein.

(d) Notwithstanding the foregoing or any other provision hereof to the contrary, in no event shall any party be liable to the other party hereunder for any indirect, special, incidental or consequential damages (including lost profits or loss of goodwill), whether based on contract, tort (including negligence), or any other legal theory, arising out of or related to this Agreement.

7. Expenses. Each party shall be responsible for its own fees and expenses, including attorneys’ and accountants’ fees and expenses, incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions described herein.

8. Miscellaneous.

(a) Further Assurances. Each of the parties hereto agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

(b) Entire Agreement; Amendments and Waivers. This Agreement, together with the other agreements referenced herein, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and all prior or contemporaneous written or oral agreements with respect to such subject matter are merged herein. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of Delaware.

(d) Attorneys’ Fees. If any action is commenced to construe this Agreement or to enforce the rights or duties of the parties hereunder, then the party prevailing in that action shall be entitled to recover its costs and attorneys’ fees in that action, as well as all costs and attorneys’ fees incurred in enforcing any judgment entered therein.

(e) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Seller may transfer or assign this Agreement or any of its/his rights or obligations hereunder without the prior written consent of Purchaser. Purchaser may not transfer or assign this Agreement and any of its rights or obligations hereunder without the consent of Seller. Any transfer or assignment of this Agreement in violation of this Section 8(e) shall be void.

(f) Severability. Should any provision of this Agreement or part thereof be held under any circumstances in any jurisdiction to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any other provision of this Agreement or other part of such provision.

(g) Third Party Beneficiaries. Nothing herein, expressed or implied, is intended to or shall be construed to confer upon or give to any person or entity other than Purchaser, Seller, and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

(h) Notices. Notices hereunder shall be in writing, and shall be deemed effectively given upon personal delivery, or upon confirmed delivery by facsimile or electronic mail, or on the next day following mailing by a reputable overnight courier, or on the third (or, for international deliveries, tenth) day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to the address specified on the signature page hereto. A party may change its/his address for notices by written notice delivered in the manner set forth above.

(i) Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party’s original signature.

[The next page is the signature page]

[Signature Page to Purchase and Option Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

PURCHASER:

John Jodlowski

By:	/s/ John Jodlowski	Address:	657 W. Colorado #3
Name:	John Jodlowski		PO Box 1330
Title:	Individual		Telluride, CO 81435
		Phone:	970-729-1201

SELLER:

West Coast Opportunity Fund, LLC

By:	/s/ Atticus Lowe	Address:	1205 Coast Village Rd
Name:	Atticus Lowe Chief Investment Officer		Montecito, CA 93108
For:	West Coast Asset Management	Email:	alowe@wcam.com
Title:	Managing Member	Phone:	805-653-5333

EXHIBIT A

To

Purchase and Option Agreement

Form of Promissory Note

PROMISSORY NOTE

$40,000.00	December 29, 2011

Santa Barbara, California

FOR VALUE RECEIVED, JOHN JODLOWSKI, an individual (“Maker”), promises to pay to the order of WEST COAST OPPORTUNITY FUND, LLC, a Delaware limited liability company (“Holder”), at Santa Barbara, California, or at such other place as Holder may designate from time to time in writing, the principal sum of Forty Thousand Dollars ($40,000.00), without interest thereon (except as set forth in Section 3.3, below). The principal of this Promissory Note (the “Note”) shall be payable at the time and in the manner described in Section 1, below.

1. PAYMENT OF PRINCIPAL. Subject to prepayment pursuant to Section 2, below, and to acceleration pursuant to Section 3, below, Maker shall pay the entire unpaid principal of this Note on February 28, 2012.

2. PREPAYMENT. Maker may prepay all or any part of the principal then outstanding at any time, without penalty or premium.

3. DEFAULT

3.1 EVENTS OF DEFAULT. At the election of Holder, the entire principal balance of this Note shall become immediately due and payable upon the occurrence of one or more of the following events of default:

(a) FAILURE TO PAY. Maker defaults in the payment of any amount due under this Note;

(b) INSOLVENCY. Maker makes an assignment for the benefit of any one or more of its creditors;

(c) RECEIVER. A receiver is appointed with respect to Maker’s business operations or any substantial portion of Maker’s assets, and such receiver is not dismissed within thirty (30) days following the effective date of its appointment; or

(d) BANKRUPTCY. There is commenced with respect to Maker a bankruptcy proceeding under the Bankruptcy Code, as amended from time to time, and such proceeding is not dismissed within thirty (30).

3.2 HOLDER’S ELECTION. Holder’s failure to exercise the election described in Section 3.1, above, with respect to any event of default shall not constitute a waiver of the right to exercise such election upon the occurrence of any subsequent default.

3.3 DEFAULT INTEREST. If Maker defaults in payment of any portion of the principal of this Note, then the delinquent portion of such principal amount shall bear interest from the due date for such payment until the date paid in full at a rate of ten percent (10.0%) per annum, non-compounded (or, if less, the maximum rate permitted by applicable law).

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4. LATE PAYMENT CHARGE. Maker acknowledges and agrees that late payment to Holder will cause Holder to incur costs not contemplated by the loan evidenced by this Note, and that the exact amount of such costs are difficult and impracticable to assess. Therefore, Maker agrees that if all or any part of the amount due under this Note is not paid when due, then Maker shall pay Holder, on or before the fifteenth (15th) day after the due date for such payment, a late payment charge equal to three percent (3.0%) of any such amount not paid within ten (10) days of the due date thereof, and that such amount shall be deemed to be the damages for the loss suffered by such delinquency in payment. By accepting this Note, and without prejudicing any other rights or remedies of Holder hereunder, Holder agrees to accept such amount as liquidated damages on account of any such delinquent payment.

5. GENERAL PROVISIONS. All sums due hereunder shall be paid in lawful money of the United States of America. Interest shall be computed on the basis of a 360-day year. All payments made hereunder shall be credited first against unpaid late charges; the balance of each such payment next shall be credited against accrued and previously unpaid interest; and the balance of each such payment shall be credited against principal, and interest thereafter shall not accrue on the amount so credited to principal. In this Note, the singular shall include the plural, and each gender shall include the other. Maker, for itself and its legal representatives, successors, and assigns, expressly waives demand, notice of nonpayment, presentment for demand, presentment for the purpose of accelerating maturity, dishonor, notice of dishonor, protest, notice of protest, notice of maturity, and diligence in collection. This Note shall be construed in accordance with the laws of the State of Delaware. Maker hereby consents to the jurisdiction of the courts of the State of Delaware with respect to any matter relating to the enforcement of any rights created by or evidenced in this Note. The section and subsection headings in this Note are included for purposes of convenience and reference only and shall not affect in any way the meaning or interpretation of this Note. Maker agrees to pay all of Holder’s court costs and attorneys’ fees if counsel is engaged to assist in the collection of amounts due under this Note after a default hereunder or if any action is commenced to construe or enforce the terms of this Note.

IN WITNESS WHEREOF, the undersigned Maker has executed this Note on the date set forth below.

Date	John Jodlowski

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